Exhibit to
                                                             Amendment To Report
                                                                of Operation
                                                              of Business Trust

                                AMENDMENT NO. 13
                                       TO
                              AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                               DIAMOND HILL FUNDS

     The undersigned officer of Diamond Hill Funds, an Ohio business trust (the "Trust"), acting pursuant to Article VII, Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust, hereby certifies that the following resolutions were duly adopted by a majority of the Trustees of the Trust at a meeting held on November 7, 2002, and are in full force and effect as of the date hereof:

     "Resolved, that sub-paragraph (m) of Article IV, Section 4.2 of the Declaration of Trust be, and it hereby is amended by deleting such sub-paragraph
(m) of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new sub-paragraph (m) to Article IV, Section 4.2:

     "(m) CLASSES OF SHARES. The Classes of Shares heretofore established and designated shall have the following characteristics:

     (i) CLASS A SHARES. Class A Shares shall be offered and sold at net asset value plus a maximum sales charge of 5.75%. Class A Shares are subject to a maximum 0.25% annual distribution fee.

     (ii) CLASS C SHARES. Class C Shares shall be offered and sold at net asset value plus a maximum initial sales charge of 1.00%. Class C Shares are subject to a maximum 1.00% annual distribution fee, of which 0.75% is an asset based sales charge and 0.25% is a service fee. Class C Shares are subject to a contingent deferred sales charge, based on the lower of the Shares' cost and current net asset value, of 1.00% if redeemed within one year of the purchase date.

     (iii) CLASS I SHARES. Class I Shares shall be offered and sold at net asset value, and without a sales charge. Class I Shares are not subject to a distribution fee. Class I Shares shall be eligible for purchase only by qualified institutional investors, as determined from time to time by the Trustees.

     (iv) The Class Shares heretofore established and designated shall have such additional characteristics, provisions and limitations not inconsistent with or contrary to the provisions of this Section 4.2, and may be offered by such Series, as may be determined from time to time by the Trustees."

     "Resolved Further, that the foregoing amendments to the Declaration of Trust shall be effective on December 31, 2002.


Dated: January 21, 2003                      /s/ James F. Laird
                                             ------------------
                                             James F. Laird
                                             President
                                             Diamond Hill Funds